                                                                    Exhibit 12.1


 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                        DIVIDENDS (DOLLARS IN THOUSANDS)


                                                     (UNAUDITED)
                                                 -------------------
                                                  NINE MONTHS ENDED
                                                      SEPT. 30,                      YEARS ENDED DECEMBER 31,
                                                 -------------------   ----------------------------------------------------
                                                   2002       2001       2001       2000       1999       1998       1997
                                                 --------   --------   --------   --------   --------   --------   --------
Income before discontinued operations and
   extraordinary items .....................     $ 36,709   $ 43,519   $ 53,596   $ 61,631   $ 80,228   $ 60,464   $ 60,511

Add:
  Portion of rents representative of the
     interest factor .......................          517        593        794        866        928        569        412
  Minority interests .......................        2,164      2,859      4,192      4,386      5,679      1,541        278
  Loss on equity investment in joint venture           --        497        254        111         --         --         --
  Interest on indebtedness .................       97,954    105,468    138,895    150,896    148,280    101,334     78,186
                                                 --------   --------   --------   --------   --------   --------   --------
       Earnings ............................     $137,344   $152,936   $197,731   $217,890   $235,115   $163,908   $139,387
                                                 ========   ========   ========   ========   ========   ========   ========

Fixed charges and preferred stock dividend:
  Interest on indebtedness .................     $ 97,954   $105,468   $138,895   $150,896   $148,280   $101,334   $ 78,186
  Capitalized interest .....................          824      2,317      2,925      3,650      5,153      3,360      2,634
  Portion of rents representative of the
     interest factor .......................          517        593        794        866        928        569        412
                                                 --------   --------   --------   --------   --------   --------   --------
       Fixed charges .......................       99,295    108,378    142,614    155,412    154,361    105,263     81,232
                                                 --------   --------   --------   --------   --------   --------   --------

Add:
  Preferred stock dividend .................       20,548     24,422     31,190     36,891     37,714     23,593     17,345
                                                 --------   --------   --------   --------   --------   --------   --------

  Combined fixed charges and preferred
     stock dividend ........................     $119,843   $132,800   $173,804   $192,303   $192,075   $128,856   $ 98,577
                                                 ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges .........       1.38x      1.41x      1.39x      1.40x      1.52x      1.56x      1.72x
Ratio of earnings to combined fixed
  charges and preferred stock dividend .....       1.15x      1.15x      1.14x      1.13x      1.22x      1.27x      1.41x
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